SUBORDINATED
NOTE PURCHASE AGREEMENT
Dated as of January 30, 2015

SUBORDINATED NOTE PURCHASE AGREEMENT
This SUBORDINATED NOTE PURCHASE AGREEMENT (this “Agreement”) is dated as of January 30, 2015 and is made by and between ENTERPRISE BANCORP, INC. (“Borrower”) and (the “Lender”).
R E C I T A L S:
Borrower is a Massachusetts corporation and the parent of its wholly-owned subsidiary, Enterprise Bank and Trust Company, a Massachusetts banking corporation (“Bank”).
Borrower has requested that Lender provide to Borrower $15,000,000.00 in subordinated debt (the “Subordinated Debt”) that qualifies as Tier 2 Capital (as defined herein), as evidenced by the Subordinated Note (as defined herein). The Subordinated Debt may be referred to in this Agreement as the “Facility.”
Lender is willing to provide to Borrower a subordinated note in the principal amount of $15,000,000.00 in accordance with the terms, subject to the recitals, and subject to the conditions and in reliance on the representations, warranties, covenants and agreements set forth herein and in the Subordinated Note (as defined herein). The Subordinated Debt is intended to qualify as Tier 2 Capital.
THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:
A G R E E M E N T:
1.DEFINITIONS.
1.1.    Defined Terms. The following capitalized terms generally used in this Agreement and in the other Transaction Document have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.
“2013 Financial Statements” has the meaning set forth in Section 4.4.1.
“2014 Financial Statements” has the meaning set forth in Section 4.4.1.
“Adjusted Interest Rate” means that fluctuating rate of interest per annum equal to three point nine percent (3.90%) above the LIBOR 30 Day Index Rate, with changes to such interest rate taking place immediately without notice or demand of any kind by the Lender on the effective date of any change in the LIBOR 30 Day Index.
“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with, said Person and their respective Affiliates, and in the case of Lender, Borrower and Bank, their respective members, shareholders, directors, officers, employees, agents, advisors and representatives.
“Bank” has the meaning set forth in the recitals hereto.
“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Borrower to (i) have been duly adopted by the Board of Directors and (ii) be in full force and effect on the date of such certification.
“Borrower” has the meaning set forth in the preamble hereto and shall include any successor to Borrower by acquisition, merger, consolidation or similar transaction.
“Borrower’s Accountant” means such firm of certified public accountants selected by Borrower as shall from time to time audit Borrower.
“Borrower’s Liabilities” means Borrower’s obligations under this Agreement and the Subordinated Note.
“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in Massachusetts are permitted or required by any applicable law or executive order to close.
“Closing” has the meaning set forth in Section 2.5.
“Closing Date” means January 30, 2015.
“Code” means the Internal Revenue Code of 1986, as amended or recodified.
“Commitment Fee” means a fee in the amount of $150,000.00 to be paid by Borrower to Lender pursuant to the provisions of Section 2.13.
“Condition or Release” means any presence, use, storage, transportation, discharge, disposal, release or threatened release of any Hazardous Materials that individually or in the aggregate would constitute a Material Adverse Effect.
“Disbursement” has the meaning set forth in Section 3.1.
“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation and any and all warrants, options or other rights to purchase any of the foregoing.
“Event of Default” has the meaning set forth in Section 8.1.1.
“Facility” has the meaning set forth in the recitals hereto.
“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means, collectively, the Board of Governors of the Federal Reserve System and the Federal Reserve Bank of Boston.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.
“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency with jurisdiction over Borrower or Bank, as applicable.
“Governmental Licenses” has the meaning set forth in Section 4.3.
“Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.
“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including, without limitation: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environment Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.
“Indebtedness” means and includes: (a) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of Borrower, Bank or any other Subsidiary of Borrower; and (b) all obligations secured by any lien in property owned by Borrower whether or not such obligations shall have been assumed, provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of Bank’s business (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by Bank’s depository institution and repurchase arrangements) and consistent with customary banking practices and applicable laws and regulations.
“Initial Interest Rate” means a 6.00% per annum rate of interest.

“Interest Payment Date” means March 1, 2015 and the first day of each month thereafter continuing until the earlier of the Maturity Date or the date the Subordinated Debt is paid in full.
“Knowledge” means the best knowledge of the party being referenced based on commercially reasonable inquiry.
“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.
“Lender” has the meaning set forth in the preamble hereto.
“LIBOR 30 Day Index Rate” shall mean that variable rate per annum determined on the basis of ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) or a comparable or successor rate for deposits in U.S. Dollars with a one month term in the London Interbank market for a period equal to such interest rate period commencing on the first day of such interest rate period as displayed on pages LIBOR01 or LIBOR02 of Reuters (or another commercially available service providing quotations of LIBOR as designated by Lender generally under credit facilities for which its acts as Lender). If such rate is not available at such time for any reason, then the rate for that interest period will be determined by such alternate method as reasonably selected by Lender.
“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial position, results of operations or business of such Person or its Subsidiaries, or (ii) would materially impair the ability of any Person to perform its respective obligations under this Agreement or the Subordinated Note, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to Borrower, Bank or Lender, including, but not limited to, changes in levels of interest rates generally or any outbreak of war or major hostilities in which the United States is involved or any act of terrorism or civil insurrection within the United States, (4) direct effects of compliance with this Agreement on the operating performance of Borrower, Bank or Lender, including expenses incurred by Borrower, Bank or Lender in consummating the transactions contemplated by this Agreement, and (5) the effects of any action or omission taken by Borrower with the prior written consent of Lender, and vice versa, or as otherwise contemplated by this Agreement and the Subordinated Note.
“Maturity Date” means January 30, 2030.
“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.
“Property” means any real property owned or leased by Borrower, Bank or any Affiliate or Subsidiary of Borrower or Bank.
“Subordinated Debt” has the meaning set forth in the recitals hereto.
“Subordinated Note” means the Subordinated Note in the form attached as Exhibit A hereto, as amended, restated, supplemented or modified from time to time and each Subordinated Note delivered in substitution or exchange for such Subordinated Note.
“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.
“Tier 2 Capital” has the meaning given to the term “tier 2 capital” in the Statement of Policy on Risk-Based Capital for bank holding companies published by the FRB (12 C.F.R. Part 225, Appendix A, as amended, modified and supplemented and in effect from time to time or any replacement thereof), including 12 C.F.R. § 250.166.
“Transaction Documents” means this Agreement and the Subordinated Note.
“Unmatured Event of Default” means an event or circumstance that with the passage of time, the giving of notice or both could become an Event of Default.
1.2.        Certain Accounting Terms; Interpretations. Notwithstanding the foregoing, any accounting terms used in this Agreement which are not specifically defined herein shall have the meaning customarily given to them in accordance with GAAP. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done in accordance with GAAP except where such principles are inconsistent with the specific provisions of this Agreement or the rules of any Government Agency. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to eastern time unless otherwise specifically provided. Any reference contained herein to attorneys’ fees and expenses shall be deemed to be reasonable fees and expenses of Lender’s outside counsel and of any other third-party experts or consultants engaged by Lender’s outside counsel on Lender’s behalf. All references to the Transaction Documents shall be deemed to be to such documents as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (a) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (b) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

2.SUBORDINATED DEBT.
2.1.    General Matters.
2.1.1.    Certain Terms. The Lender agrees to provide the Subordinated Debt from Borrower on the Closing Date in accordance with the terms of, and subject to the conditions set forth in, this Agreement and the Subordinated Note. The Subordinated Debt shall be disbursed in accordance with Section 3.1. The Subordinated Debt shall bear interest per annum at the rate and in the manner set forth in Section 2.6 and Section 2.7 hereof. The unpaid principal balance of the Subordinated Debt plus all accrued but unpaid interest thereon shall be due and payable on the Maturity Date, or such earlier date on which such amount shall become due and payable on account of acceleration by Lender in accordance with the terms of the Subordinated Note or this Agreement.
2.1.2.    Subordination. The Subordinated Note shall be subordinated in accordance with the subordination provisions set forth therein and as otherwise required in order that the Subordinated Debt shall constitute Tier 2 Capital. In the event of any conflict between the Transaction Documents, on one hand, and any statute, regulation, policy or pronouncement of or applicable to the FRB concerning or related to Tier 2 Capital, on the other hand, such FRB statute, regulation, policy or pronouncement shall control. If all or any portion of the Note ceases to be deemed to be Tier 2 Capital under the risk-based capital rules of the FRB as in effect as of the date of this Purchase Agreement, other than due to the limitation imposed on the capital treatment of subordinated debt during the five years immediately preceding the Maturity Date of the Note, Borrower will immediately notify Lender, and thereafter Borrower and Lender will work together in good faith to develop such modifications to the applicable portions of the obligations evidenced by the Note as are reasonably acceptable to Lender in order for the Note to continue to qualify as Tier 2 Capital.
2.2.    The Subordinated Note. The Facility shall be further evidenced by the Subordinated Note, to be executed and delivered to Lender by Borrower contemporaneously herewith.
2.3.    Maturity Date. On the Maturity Date, all sums due and owing under this Agreement and the other Transaction Document with respect to the Subordinated Note shall be repaid in full. Borrower acknowledges and agrees that Lender has not made any commitments, either express or implied, to extend the terms of the Facility past its Maturity Date, and shall not extend such terms beyond the Maturity Date unless Borrower and Lender hereafter specifically otherwise agree in writing.
2.4.    Unsecured Facility. The obligations of Borrower to Lender under the Subordinated Note shall be unsecured.
2.5.    The Closing. The execution and delivery of the Transaction Documents (the “Closing”) shall occur at the offices of at 10:00 a.m. (local time) on the Closing Date, or at such other place or time or on such other date as the parties hereto may agree.

2.6.    Interest Payments. From the date hereof through January 30, 2025, the outstanding principal balance of and any overdue principal and interest on the Facility shall bear interest per annum at the Initial Interest Rate of 6.00% per annum and beginning on January 31, 2025 through the Maturity Date, the outstanding principal balance of any overdue principal and interest shall bear interest at the Adjusted Interest Rate. Interest shall be payable in arrears on each Interest Payment Date at the rates and under the circumstances set forth herein. The initial Interest Payment Date shall be on March 1, 2015.
2.7.    Computation of Interest. Interest shall be computed on the basis of the actual number of days elapsed in the period during which interest accrues and a year of 360 days. In computing interest, the date of funding shall be included and the date of payment (with respect to the amount timely paid on such date) shall be excluded. The parties hereto intend to conform strictly to applicable usury laws as in effect from time to time during the term of the Facility. Accordingly, if the transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement or the Subordinated Note, Borrower and Lender agree that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under or in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to Borrower by Lender (or if such consideration shall have been paid in full, such excess refunded to Borrower by Lender).
2.8.    Payments on Non-Business Days. Whenever any payment to be made by Borrower hereunder shall be stated to be due on a day which is not a Business Day, payments shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder.
2.9.    Application of Payments. All payments received by Lender from or on behalf of Borrower shall be applied first to amounts due to Lender to reimburse Lender’s costs and expenses, including those pursuant to Section 5.4 or Section 8.4, second to accrued interest under the Subordinated Note, and third to principal amounts outstanding under the Subordinated Note; provided, however, subject to Section 8.1.3 of this Agreement, that after the date on which the final payment of principal with respect to the Facility is due or following and during any Event of Default or Unmatured Event of Default, all payments received on account of Borrower’s Liabilities shall be applied in whatever order, combination and amounts as Lender, in its sole and absolute discretion, decides, to all costs, expenses and other indebtedness owing to Lender.
2.10.    Reserved.
2.11.    Redemption. Commencing on or after the fifth anniversary of the Closing Date, Borrower may, upon at least five (5) Business Days’ notice to Lender, redeem all or a portion of the principal amount outstanding under the Subordinated Debt by paying the principal amount to be prepaid, together with unpaid accrued interest thereon to the date of redemption. With respect to the premature redemption of Subordinated Debt, Borrower shall pay Lender an amount in cash equal to (i) 104.0% of the principal amount of Subordinated Debt to be redeemed on or after

January 30, 2020 but before January 30, 2022, (ii) 103.0% of the principal amount of Subordinated Debt to be redeemed if redeemed on or after January 30, 2022 but before January 30, 2025; and (iii) 100.0% of the principal amount of Subordinated Debt to be redeemed if redeemed on or after January 30, 2025 but before the Maturity Date, in each case plus unpaid interest accrued thereon to such redemption date. Borrower acknowledges, under current applicable regulations, it may not retire its obligations hereunder without the prior receipt of non-objection or other evidence of acquiescence from the FRB or other primary regulator (including payment at maturity, or pursuant to an acceleration clause or redemption prior to maturity). Borrower further acknowledges that Lender shall have no responsibility to verify whether Borrower has obtained any such non-objection or other evidence of acquiescence.
2.12.    Right of Offset. Lender hereby expressly waives any right of offset or recoupment it may have against Borrower.
2.13.    Commitment Fee. Borrower shall pay Lender the Commitment Fee in consideration of the Facility contemporaneously with the execution of this Agreement.
3.    DISBURSEMENT.
3.1.    Disbursement. At the Closing Date, assuming all of the terms and conditions set forth in Section 3.2 have been satisfied by Borrower and Borrower has executed and delivered to Lender each of the Transaction Documents and any other related documents in form and substance reasonably satisfactory to Lender, Lender shall disburse $15,000,000.00 (net of certain legal expenses of up to $15,000 and the Commitment Fee) to Borrower for the Subordinated Note (the “Disbursement”).
3.2.    Conditions Precedent to Disbursement. In conjunction with and as additional (but independent) supporting evidence for certain of the covenants, representations and warranties made by Borrower herein, prior to and as a condition of the Disbursement, Borrower shall deliver or cause to be delivered to Lender each of the following:
3.2.1.    Transaction Documents. The Transaction Documents, including, without limitation, the Subordinated Note.
3.2.2.    Authority Documents.
3.2.2.1.    A copy, certified by the Secretary or an Assistant Secretary of Borrower, of the Amended and Restated Articles of Organization of Borrower;
3.2.2.2.    A good standing certificate of Borrower issued by the Massachusetts Secretary of State;
3.2.2.3.    A copy, certified by the Secretary or an Assistant Secretary of Borrower, of the Bylaws of Borrower;

3.2.2.4.    A copy, certified by the Secretary or an Assistant Secretary of Borrower, of the resolutions of the board of directors of Borrower authorizing the execution, delivery and performance of this Agreement and the Subordinated Note; and
3.2.2.5.    An incumbency certificate of the Secretary or an Assistant Secretary of Borrower certifying the names of the officer or officers of Borrower authorized to sign this Agreement, the Subordinated Note and the other documents provided for in this Agreement, together with a sample of the true signature of each such officer (Lender may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).
3.2.3.    Other Requirements. Such other additional information regarding Borrower, Bank, any other Subsidiary of Borrower or Bank and their respective assets, liabilities (including any liabilities arising from, or relating to, legal proceedings) and contracts as Lender may reasonably require.
3.2.4.    Other Documents. Such other certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents which are provided for hereunder or as Lender may reasonably request.
4.    GENERAL REPRESENTATIONS AND WARRANTIES.
(A)        Borrower hereby represents and warrants to Lender as follows:
4.1.    Organization and Authority.
4.1.1.    Organization Matters. Borrower is validly existing and in good standing under the laws of The Commonwealth of Massachusetts and has all requisite corporate power and authority, and possesses all licenses necessary, to conduct business and activities as presently conducted, to own its properties and to perform its obligations under this Agreement. Bank is validly existing and in good standing under the laws of The Commonwealth of Massachusetts and has all requisite corporate power and authority, and possesses all licenses necessary, to conduct business and activities as presently conducted and to own its properties. The deposit accounts of Bank are insured by the FDIC. Borrower has not received any notice or other information indicating that Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of Bank as an FDIC-insured institution. Borrower, Bank and their Subsidiaries have made payment of all franchise and similar taxes in all of the respective jurisdictions in which they are incorporated, chartered or qualified, except for any such taxes (i) where the failure to pay such taxes will not have a Material Adverse Effect on Borrower, (ii) the validity of which is being contested in good faith or (iii) for which proper reserves have been set aside on the books of Borrower, Bank or any applicable Subsidiary, as the case may be.
4.1.2.    Capital Stock and Related Matters. All of the outstanding capital stock of Bank is owned beneficially and of record by Borrower and has been duly authorized and validly issued and is fully paid and nonassessable. There are, as of the date hereof, no outstanding rights, warrants or other agreements or instruments (other than stock options) obligating Borrower to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Borrower or obligating Borrower to grant, extend or enter into any such agreement or commitment to any Person.

4.1.3.    Subsidiaries. Each Subsidiary of Borrower and Bank is validly existing and in good standing under the laws of its jurisdiction or organization, and each Subsidiary has all requisite power and authority, corporate or otherwise, and possesses all material licenses necessary, to conduct its business and own its properties.
4.2.    No Impediment to Transactions.
4.2.1.    Transaction is Legal and Authorized. The issuance of the Subordinated Debt, the borrowing of the principal amount of the Facility, the execution of this Agreement and the other Transaction Document and compliance by Borrower with all of the provisions of this Agreement and of the other Transaction Document are within the corporate and other powers of Borrower. This Agreement and the other Transaction Document to which Borrower is a party have been duly authorized, executed and delivered, and, assuming due authorization, execution and delivery by the other parties thereto, are the legal, valid and binding obligations of Borrower, enforceable in accordance with their terms.

4.2.2.    No Defaults or Restrictions. Neither the execution and delivery of the Transaction Documents nor compliance with their terms and conditions will (a) violate, conflict with or result in a breach of, or constitute a default under: (i) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, charter, bylaw or any other agreement or instrument to which Borrower, Bank or any Subsidiary of Borrower or Bank is now a party or by which any of them or any of their properties may be bound or affected; (ii) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency; or (iii) any statute, rule or regulation applicable to Borrower or Bank, except, in each such case, for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Borrower or Bank, or (b) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of Borrower, Bank or any Subsidiary of Borrower or Bank, except for such liens, charges and encumbrances that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Borrower or Bank. None of Borrower, Bank or any Subsidiary of Borrower or Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or other agreement or instrument to which Borrower, Bank or any Subsidiary of Borrower or Bank is a party or by which Borrower, Bank or any Subsidiary of Borrower or Bank or their respective properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Borrower or Bank.
4.2.3.    Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by Borrower or Bank that have not been obtained, and no registrations or declarations are required to be filed by Borrower or Bank in connection with, or, contemplation of, the execution and delivery of, and performance under, this Agreement and the other Transaction Document that have not been filed, other than such orders, permissions, consents, approvals, authorizations, registrations and declarations that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Borrower or Bank.
4.3.    Possession of Licenses and Permits. Each of Borrower, Bank and the Subsidiaries of Borrower or Bank possesses such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by it, except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on Borrower or Bank; each of the Borrower, Bank and their respective Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singularly or in the aggregate have a Material Adverse Effect on Borrower or Bank; all of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on Borrower or Bank; and neither Borrower nor Bank nor any Subsidiary of Borrower or Bank has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singularly or in the aggregate, in the reasonable judgment of Borrower, is likely to result in a Material Adverse Effect on Borrower or Bank.
4.4.    Financial Condition.
4.4.1.    Borrower Financial Statements. Borrower has made available to Lender copies of its consolidated and consolidating financial statements (the “2013 Financial Statements”) as of and for the 12 months ended December 31, 2013 audited by Borrower’s Accountant. The 2013 Financial Statements are true and correct in all material respects, have been prepared by the Borrower’s Accountant in accordance with the respective books of account and records of Borrower, Bank and their Subsidiaries and have been prepared in accordance with applicable banking regulations, rules and guidelines and with GAAP on a basis consistent with prior periods, and fairly and accurately present in all material respects the consolidated financial condition of Borrower, Bank and their Subsidiaries and their assets and liabilities and the results of their operations as of, and for the period ending at, such date. In addition, Borrower has delivered or made available to Lender copies of its consolidated and consolidating financial statements for the period ended December 31, 2014 (“2014 Financial Statements” and together with the Borrower 2013 Financial Statements, the “Borrower Financial Statements”). The 2014 Financial Statements are true and correct in all material respects, have been prepared in accordance with the respective books of account and records of Borrower, Bank and their Subsidiaries and have been prepared in accordance with applicable banking regulations, rules and guidelines and with GAAP, without footnotes and subject to yearend adjustments, on a basis consistent with prior periods, and, to Borrower’s Knowledge, fairly and accurately present in all material respects the financial condition of Borrower, Bank and their Subsidiaries and their assets and liabilities and the results of their operations as of, and for the period ending at, such date. The Borrower Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of Borrower and Bank in accordance with applicable banking regulations, rules and guidelines, respectively, except for such provisions that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on Borrower or Bank. Neither Borrower nor Bank has any material debt, liability or obligation of any nature (whether accrued, contingent, absolute or otherwise) which is not provided for or disclosed in the Borrower Financial Statements.
4.4.2.    Absence of Default. No event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of Borrower the right to accelerate the maturity of any material Indebtedness of Borrower or Bank. Neither Borrower nor Bank is in default under any other lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on Borrower or Bank.
4.4.3.    Loans. To Borrower’s Knowledge, each loan having an outstanding balance of more than $2,500,000 and reflected as an asset of Borrower or Bank in the Borrower Financial Statements is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. To Borrower’s Knowledge, (a) no obligor named therein is seeking to avoid the enforceability of the terms of any loan, and (b) no loan having an unpaid balance (principal and accrued interest) in excess of $2,500,000 is subject to any defense, offset or counterclaim.
4.4.4.    Allowance for Loan Losses. The allowance for loan losses of Bank shown in the Borrower Financial Statements has been established in a manner consistent with past practices and in accordance with applicable regulatory guidelines and, to the best of Borrower’s Knowledge, is adequate in all material respects to provide for losses, net of recoveries relating to loans previously charged off, on loans and leases outstanding as of the date of such statements or reports.
4.4.5.    Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Borrower and Bank each has working capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage and is solvent and able to pay its debts as they mature. No transfer of property is being made and no Indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of Borrower, Bank or any Subsidiary of Borrower or Bank.

4.5.    Title to Properties.
4.5.1.    Owned Property. For assets or property owned by Borrower, Bank or any Subsidiary of Borrower or Bank, Borrower, Bank and their Subsidiaries have, respectively, good and marketable fee title to all the owned Properties, and good and marketable title to all other property and assets reflected in the Borrower Financial Statements, except for (a) real property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to Bank, (b) property or other assets leased by Borrower, Bank or their Subsidiaries, and (c) property and assets sold or otherwise disposed of in the ordinary course of business subsequent to the date of the Borrower Financial Statements.
4.5.2.    Leased Property. For assets or property leased by Borrower, Bank or any Subsidiary of Borrower or Bank, Borrower, Bank and each such Subsidiary enjoy peaceful and undisturbed possession under all of the Leases under which they are operating, all of which permit the customary operations of Borrower, Bank and any Subsidiary of Borrower or Bank, as applicable. None of such Leases is in material default and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default that is reasonably likely to have a Material Adverse Effect on Borrower or Bank.
4.6.    No Material Adverse Change. Since September 30, 2014, to Borrower’s Knowledge, neither the business, operations, properties nor assets of Borrower, Bank or any Subsidiary of Borrower or Bank have been materially and adversely affected in any way, as the result of any act or event, including, without limitation, fire, explosion, accident, act of God, strike, lockout, flood, drought, storm, earthquake, combination of workmen or other labor disturbance, riot, activity of armed forces or of the public enemy, embargo, or nationalization, condemnation, requisition or taking of property, or cancellation or modification of contracts, by any domestic or foreign government or any instrumentality or agency thereof. Since September 30, 2014, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on Borrower or Bank other than changes arising from transactions in the ordinary course of business, and none of such changes has been materially adverse, whether in the ordinary course of business or otherwise.

4.7.    Legal Matters.

4.7.1.    Compliance with Law. Borrower, Bank and their respective Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where any such failure to comply would not reasonably be expected to have a Material Adverse Effect on Borrower or Bank.
4.7.2.    Taxes. Except where any failure to file would not reasonably be expected to have a Material Adverse Effect on Borrower or Bank, Borrower, Bank and each Subsidiary of Borrower or Bank have filed all United States income tax returns and all state and municipal tax returns which are required to be filed, and have paid, or made adequate provision for the payment of, all material taxes which have become due pursuant to said returns or pursuant to any assessment received by Borrower, Bank or any Subsidiary of Borrower or Bank, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided. Borrower is unaware of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service with respect to the United States income tax liability of Borrower, Bank or any Subsidiary of Borrower or Bank. To Borrower’s Knowledge, Borrower, Bank and each Subsidiary of Borrower or Bank have withheld amounts from their employees, shareholders or holders of public deposit accounts in full and complete compliance with the tax withholding provisions of applicable federal, state and local laws and each has filed all federal, state and local returns and reports for all years for which any such return or report would be due with respect to employee income tax withholding, social security, unemployment taxes, income and other taxes and all payments or deposits with respect to such taxes have been made within the time period required by law.
4.7.3.    Regulatory Enforcement Actions. None of Borrower, Bank, any Subsidiary of Borrower or Bank or any of their respective officers or directors in such respective capacities is now operating under any restrictions, agreements, memoranda, or commitments (other than restrictions of general application) imposed by any Governmental Agency, nor are, to Borrower’s Knowledge, (a) any such restrictions threatened or (b) any agreements, memoranda or commitments being sought by any Governmental Agency.
4.7.4.    Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to Borrower’s Knowledge, threatened or proposed, against Borrower, Bank or any Subsidiary of Borrower or Bank at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign, that, either separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Borrower or Bank or affect issuance or payment of the Subordinated Note; and none of Borrower, Bank or any Subsidiary of Borrower or Bank is in default with respect to any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that, either separately or in the aggregate, will have a Material Adverse Effect on Borrower or Bank.
4.7.5.    Environmental. No Property is or, to Borrower’s Knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials that would reasonably be expected to have a Material Adverse Effect on Borrower or Bank and neither Borrower nor Bank nor any Subsidiary of Borrower or Bank has engaged in such activities. Each Property, and Borrower, Bank and each Subsidiary of Borrower or Bank, are in material compliance with all Hazardous Materials Laws. There are no claims or actions (“Hazardous Materials Claims”) pending or, to Borrower’s Knowledge, threatened against Borrower, Bank or any Subsidiary of Borrower or Bank or any Property by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.

4.7.6.    Brokerage Commissions. Neither Borrower nor any Affiliate of Borrower is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.
4.7.7.    Anti-Money Laundering. Borrower, Bank and their respective Subsidiaries are in compliance in all material respects with the applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transaction Reporting Act of 1970, as amended, and the rules and regulations thereunder. Borrower, Bank and Subsidiaries of Borrower or Bank have established compliance programs reasonably designed to provide for compliance with the requirements of the USA PATRIOT Act and all applicable regulations promulgated thereunder. Borrower and its Subsidiaries are in compliance in all material respects with the USA PATRIOT Act and all applicable regulations promulgated thereunder, and there is no charge, investigation, action, suit or proceeding before any court, regulatory authority or governmental agency or body pending or, to Borrower’s Knowledge, threatened regarding the compliance by Borrower, Bank and their respective Subsidiaries with the USA PATRIOT Act or any regulations promulgated thereunder, except as disclosed in writing to the Lender.
4.7.8.    No Registration. It is not necessary in connection with the offer, sale and delivery of the Subordinated Note to the Lender to register the Subordinated Note under the Securities Act of 1933, as amended (the “Securities Act”).
4.8.    Borrower Status.
4.8.1.    Non-Foreign Status. Borrower is not a nonresident alien for purposes of U.S. income taxation and is not a foreign corporation, foreign partnership, foreign trust or foreign estate (as said terms are defined in the Code or the regulations promulgated thereunder).
4.8.2.    Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
4.8.3.    No Burdensome Agreements. None of Borrower, Bank or any Subsidiary of Borrower or Bank is a party to any agreement, instrument or undertaking or subject to any other restriction (a) which currently has a Material Adverse Effect on Borrower or Bank, or (b) under or pursuant to which Borrower, Bank or any Subsidiary of Borrower or Bank is or will be required to place (or under which any other Person may place) a lien upon any of its material properties securing Indebtedness either upon demand or upon the happening of a condition, with or without such demand.
4.8.4.    Foreign Qualifications. Borrower, Bank and each of the Subsidiaries of Borrower and Bank is duly qualified as a foreign corporation to transact business and is each in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify or be in good standing would not result in any Material Adverse Effect on Borrower or Bank, considered as one enterprise.
4.9.    No Misstatement. No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by Borrower or Bank to Lender in connection with the negotiation, execution or performance of this Agreement or the funding of the Facility contains any untrue statement of a material fact, or, to the Knowledge of Borrower, omits to state a material fact or any fact necessary to make the statements contained herein not misleading in light of the circumstances when made or furnished to Lender and as of the Closing Date.
4.10.    Representations and Warranties Generally. The representations and warranties set forth in this Agreement or in the other Transaction Document will be true and correct (a) on the date of this Agreement, (b) as of the date of the Disbursement, and (c) as otherwise specifically provided herein. All representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to Lender by or on behalf of Borrower or Bank pursuant to or in connection with this Agreement shall be deemed to have been relied upon by Lender notwithstanding Lender’s review of any documents or materials delivered by Borrower or Bank to Lender pursuant to the terms hereof and notwithstanding any investigation heretofore or hereafter made by Lender or on their behalf (and Borrower hereby acknowledges such reliance by Lender in making the Facility and all disbursements thereunder) and, furthermore, shall survive the making of any or all of the disbursements of proceeds under the Facility and continue in full force and effect as long as there remains unperformed any obligations to Lender hereunder or under the other Transaction Documents.
(B)    Lender hereby represents and warrants to Borrower as follows:
4.11.    Lender Status.
4.11.1.    Lender is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act with such knowledge and experience in financial and business matters as is necessary in order to evaluate the merits and risks of an investment in the Subordinated Note.
4.11.2.    Lender is acquiring the Subordinated Note for its own account for investment, and not with a view to any distribution, resale, subdivision, or fractionalization thereof in violation of the Securities Act or any other applicable domestic or foreign securities law, and Lender has no present plans to enter into any contract, undertaking, agreement, or arrangement for any such distribution, resale, subdivision, or fractionalization. The Subordinated Note is not being acquired, directly or indirectly, as nominee, trustee or representative of or for any other person or persons.

5.    GENERAL COVENANTS, CONDITIONS AND AGREEMENTS. Borrower hereby further covenants and agrees with Lender as follows:
5.1.    Compliance with Transaction Documents. Borrower shall comply with, observe and timely perform each and every one of the covenants, agreements and obligations under the Transaction Documents.
5.2.    Certain Transactions; Business Operations.
5.2.1.    Merger and Consolidation. Borrower shall not sell to, consolidate with or merge or engage in any similar transaction with any Person unless: (a) the successor entity which results from such consolidation or merger, if not Borrower (the “Surviving Entity”), shall have executed and delivered to the holder of the Subordinated Note its assumption of the due and punctual payment of the principal of and premium, if any, and interest on the Subordinated Note, and the due and punctual performance and observation of all of the covenants in the Subordinated Note and this Agreement to be performed or observed by Borrower and shall furnish to such holder an opinion of counsel in form and substance reasonably satisfactory to such holder to the effect that the instrument of assumption has been duly authorized, executed and delivered and constitutes the legal valid and binding contract and agreement of the Surviving Entity enforceable in accordance with its terms, except as enforcement of such terms may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and (b) immediately after giving effect to such transaction and treating any Indebtedness that becomes an obligation of Borrower or any of its Subsidiaries as a result of such transaction as having been incurred by Borrower or such Subsidiary at the time of such transaction, no Event of Default or Unmatured Event of Default would exist.
5.2.2.    Banking Practices. Borrower shall not itself, nor shall it cause or knowingly permit or allow Bank or any Subsidiary of Borrower or Bank to engage in any unsafe or unsound banking practices as determined by a Governmental Agency, which would reasonably be expected to constitute a Material Adverse Effect on Borrower or Bank.
5.2.3.    Affiliate Transactions. Borrower shall not itself, nor shall it cause, permit or allow Bank or any Subsidiary of Borrower or Bank to enter into any transaction including, without limitation, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of Borrower or Bank except upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors or management officials to whom the board(s) of directors have delegated authority to be fair and reasonable and no less favorable to Borrower, Bank or such Affiliate than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate.
5.2.4.    Insurance. At its sole cost and expense, Borrower shall maintain, and shall cause Bank and each Subsidiary of Borrower or Bank to maintain, bonds and insurance to such extent, covering such risks as is required by law, or as is usual and customary for owners of similar businesses and properties in the same general area in which Borrower, Bank or a Subsidiary of Borrower or Bank operates. All such bonds and policies of insurance shall be in a form, in an amount and with issuers/insurers recognized as adequate by prudent business persons.
5.3.    Compliance with Laws.
5.3.1.    Generally. Borrower shall comply and cause Bank and each Subsidiary of Borrower or Bank to comply in all material respects with all applicable statutes, rules, regulations, orders and restrictions in respect of the conduct of their respective businesses and the ownership of their respective properties, except, in each case, where such noncompliance would not reasonably be expected to have a Material Adverse Effect on Borrower or Bank.
5.3.2.    Regulated Activities. Borrower shall not itself, nor shall it cause or knowingly permit or allow Bank or any Subsidiary of Borrower or Bank to (a) engage in any business or activity not permitted by all applicable laws and regulations, except where such business or activity would not reasonably be expected to have a Material Adverse Effect on Borrower or Bank or (b) make any loan or advance secured by the capital stock of another bank or depository institution, or acquire the capital stock, assets or obligations of or any interest in another bank or depository institution, in each case other than in accordance with applicable laws and regulations and safe and sound banking practices.
5.3.3.    Taxes. Borrower, Bank or any Subsidiary of Borrower or Bank shall promptly pay and discharge all taxes, assessments and other governmental charges imposed upon Borrower, Bank or any Subsidiary of Borrower or Bank or upon the income, profits, or property of Borrower, Bank or any Subsidiary of Borrower or Bank and all claims for labor, material or supplies which, if unpaid, might by law become a lien or charge upon the property of Borrower, Bank or any Subsidiary of Borrower or Bank. Notwithstanding the foregoing, none of Borrower, Bank or any Subsidiary of Borrower or Bank shall be required to pay any such tax, assessment, charge or claim, so long as the validity thereof shall be contested in good faith by appropriate proceedings, and reserves therefor shall be maintained on the books of Borrower, Bank and such Subsidiary as deemed appropriate by Borrower’s independent certified public accountants.
5.3.4.    Environmental Matters. Except as would not, singularly or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Borrower or Bank, Borrower shall: (a) exercise, and cause Bank and each Subsidiary of Borrower or Bank to exercise, due diligence in order to comply in all respects with all Hazardous Materials Laws; and (b) promptly take any and all necessary remedial action in connection with any Condition or Release or threatened Condition or Release on, under or about any Property in order to comply with all applicable Hazardous Materials Laws; provided, however, that such Borrower shall not be deemed to be in breach of the foregoing covenant if and to the extent it has not taken such remedial actions due to (x) its diligent pursuit of an available statutory or administrative exemption from compliance with the relevant Hazardous Materials Law from the appropriate Governmental Agency (and no penalties for non-compliance with the relevant Hazardous Materials Law(s) shall accrue as a result of such non-compliance, without rebate or waiver if such exemption or waiver is granted), or (y) is actively and diligently contesting in good faith any Governmental Agency’s order, determination or decree with respect to the applicability or interpretation of any such relevant Hazardous Materials Law and/or the actions required under such laws or regulations in respect of such Condition or Release. In the event Borrower, Bank or any Subsidiary of Borrower or Bank undertakes any remedial action with respect to such Hazardous Material on, under or about any Property, Borrower, Bank or such Subsidiary shall conduct and complete such remedial action in compliance with all applicable Hazardous Materials Laws and in accordance with the policies, orders and directives of all Governmental Agencies.
5.3.5.    Reserved.
5.3.6.    Corporate Existence. Borrower shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of Bank and the Subsidiaries of Borrower and Bank and its and their rights and franchises, and comply in all material respects with all related laws applicable to Borrower, Bank or the Subsidiaries of Borrower or Bank; provided, however, that Borrower may consummate a merger, consolidation, sale or other similar transaction only in accordance with Section 5.2.1.
5.4.    Certain Expenses. Borrower will pay all reasonable costs and expenses of Lender incident to the transactions contemplated by this Agreement incurred by , counsel to Lender in this transaction, in connection with its preparation, negotiation and execution of the Transaction Documents up to $15,000, and pay and save Lender and all other holders of the Subordinated Note harmless against any and all liability with respect to amounts payable as a result of any interest or penalties resulting from nonpayment or delay in payment of such expenses, charges, disbursements or liabilities. The obligations of Borrower under this Section 5.4 shall survive the repayment in full of the Subordinated Note.
6.    REPORTING. Borrower shall furnish and deliver or cause to be furnished and delivered to Lender:
6.1.    Annual. As soon as available and in any event within one-hundred twenty (120) days after the close of each fiscal year of Borrower, or within such further time as Lender may permit, consolidated and consolidating audited financial statements for Borrower, Bank and their respective Subsidiaries, including a balance sheet and related profit and loss statement, prepared in accordance with GAAP consistently applied throughout the periods reflected therein. Such financial statements shall be accompanied by the unqualified opinion of Borrower’s Accountant or other independent certified public accountants reasonably acceptable to Lender.
6.2.    Quarterly. As soon as available and in any event within forty-five (45) days after the close of each quarterly period of each fiscal year of Borrower, (a) reports filed by Borrower with state or federal bank regulatory agencies including, without limitation, each quarterly FR Y-9LP filed by Borrower with the FRB, and (b) each call report of Bank filed with Governmental Agencies.

6.3.    Periodic. Promptly after sending, making available or filing same, copies of all other reports, proxy statements or financial statements that Borrower makes available to its stockholders and all registration statements and reports that Borrower files with the Securities and Exchange Commission.
7.    FINANCIAL COVENANT. Borrower shall maintain such capital as may be necessary to cause Borrower and Bank to be classified at all times as “adequately capitalized”, in accordance with the rules and regulations of their respective primary federal regulators, as in effect from time to time and consistent with the financial information and reports contemplated in Section 6. For purposes of this Section, Borrower shall be deemed to be “adequately capitalized” if it would be considered to be adequately capitalized under the criteria set forth in the FRB’s prompt corrective action regulation for state member banks (12 C.F.R. §208.40 et seq.).
8.    BORROWER’S DEFAULT.
8.1.    Borrower’s Defaults and Lender’s Remedies.
8.1.1.    Events of Default. Notwithstanding any cure periods described below, Borrower shall immediately notify Lender in writing when Borrower obtains Knowledge of the occurrence of any default specified below. Regardless of whether Borrower has given the required notice, the occurrence of one or more of the following will constitute an “Event of Default” under this Agreement:
8.1.1.1.    Borrower fails to pay, when due, any principal of or installment of interest on the Subordinated Note; or
8.1.1.2.    Borrower fails to pay, when due, any amount payable under this Agreement, the Subordinated Note (other than principal or interest) and such failure continues for a period of five (5) Business Days after Knowledge thereof by Borrower; or
8.1.1.3.    Borrower fails to keep or perform any of its agreements, undertakings, obligations, covenants or conditions under this Agreement not expressly referred to in another clause of this Section 8.1.1 and such failure continues for a period of sixty (60) days after Knowledge thereof by Borrower; or

8.1.1.4.    Any “Event of Default” or “Default” as defined under, or a default or breach in any respect by Borrower of any representation, warranty, covenant or agreement under, any of the Transaction Documents occurs and is not cured within sixty (60) days thereof; or
8.1.1.5.    Any certification made pursuant to this Agreement by Borrower or otherwise made in writing in connection with or as contemplated by this Agreement or the other Transaction Document by Borrower shall be materially incorrect or false as of the delivery date of such certification, or any representation to Lender by Borrower as to the financial condition or credit standing of Borrower is or proves to be false or misleading; or

8.1.1.6.    Any order or decree is entered by any court of competent jurisdiction directly or indirectly enjoining or prohibiting Lender or Borrower from performing any of their obligations under this Agreement or the other Transaction Document, and such order or decree is not vacated, and the proceedings out of which such order or decree arose are not dismissed, within sixty (60) days after the granting of such decree or order; or
8.1.1.7.    Borrower shall fail to comply with Section 7 hereof; or
8.1.1.8.    Final judgment or judgments for the payment of no less than $1,000,000 in the aggregate is or are outstanding against Borrower or against any of its property or assets, and any one or more of such judgments equal to no less than $1,000,000 in the aggregate has remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of sixty (60) days from the date of its entry; or
8.1.1.9.    Borrower is notified that it is considered an institution in “troubled condition” within the meaning of 12 C.F.R. §225.71 or any successor regulation; or
8.1.1.10    (i) Borrower (a) becomes insolvent or is unable to pay its debts as they mature, or (b) admits in writing its inability to pay its debts as they mature, or (ii) Bank ceases doing business as a depository institution; or
8.1.1.11    The entry by a court having jurisdiction in the premises of (i) a decree or order for relief in respect of Borrower in an involuntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order appointing a custodian, receiver, liquidator, assignee (other than as provided by Section 5.2.1), trustee, sequestrator or other similar official of Borrower or of all or substantially all of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of sixty (60) consecutive days; or
8.1.1.12    The commencement by Borrower of a voluntary case or proceeding under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law or the consent by Borrower to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee (other than as provided by Section 5.2.1), trustee, sequestrator or similar official of Borrower or of all or substantially all of its property, or the making by Borrower of an assignment for the benefit of creditors, or the admission by Borrower in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by Borrower in furtherance of any such action; or
8.1.1.13    Following the expiration of any grace period applicable thereto, Borrower, Bank or any Subsidiary of Borrower or Bank continues to be in default in any payment of principal or interest for any other obligation, in the performance of any other term, condition or covenant contained in any agreement (including, without limitation, an agreement in connection with the acquisition of capital equipment on a title retention or net lease basis) under which any such obligation is created the effect of which default is to cause or permit the holder of such obligation to cause such obligation to become due prior to its stated maturity if the aggregate amount that becomes due in such manner is in excess of $500,000; or
8.1.1.14    Borrower shall have been in material breach of any of the representations and warranties set forth in Section 4 hereof as of the date of this Agreement.
8.1.2    Lender’s Remedies. Upon the occurrence of any Event of Default, Lender shall have the right, if such Event of Default shall then be continuing, to do any or all of the following, concurrently or successively, without notice to Borrower:
8.1.2.1.    Solely pursuant to Sections 8.1.1.11, or 8.1.1.12, declare the Subordinated Note to be, and it shall thereupon become, immediately due and payable, subject to approval by Governmental Agencies, as applicable, without presentation, demand, protest or notice of any kind, all of which are hereby expressly waived, anything contained herein or in the Subordinated Note to the contrary notwithstanding; or
8.1.2.2    With respect to any Event of Default other than pursuant to Sections 8.1.1.11, or 8.1.1.12, exercise all of its rights and remedies at law or in equity other than declaring the Subordinated Note to be immediately due and payable or otherwise seeking to accelerate the repayment of principal.
8.1.2.3.    If Borrower ceases or elects to cease to be subject to the supervision and regulations of the FRB or similar regulatory authority overseeing bank, thrift, savings and loan or financial holding companies or similar institutions requiring specifications for the treatment of capital similar in nature to the capital adequacy guidelines under the rules and regulations of any Governmental Agency, then the Lender may declare the Subordinated Note to be, and it shall thereupon become, immediately due and payable upon the occurrence of any Event of Default set forth in Section 8.1.1.
8.2.    Other Remedies. Nothing in this Article 8 is intended to restrict Lender’s rights under any of the other Transaction Documents, other related documents, or at law or in equity, and Lender may exercise such rights and remedies as and when they are available, other than to declare the Subordinated Note to be immediately due and payable or otherwise seeking to accelerate the repayment of principal, which remedy may only be exercised as and to the extent permitted pursuant to Section 8.1.2.1 or Section 8.1.2.3.
8.3.    Borrower’s Covenants Upon Event of Default. Upon the occurrence and during the continuance of any Event of Default, Borrower agrees that (a) it shall not declare or pay any dividends to its stockholders, other than dividends that are payable solely in capital stock of Borrower and (b) it shall not increase the annual salary or bonuses payable to its Chief Executive Officer.

8.4.    No Lender Liability. To the extent permitted by law, Lender shall have no liability for any loss, damage, injury, cost or expense resulting from any action or omission by it, or any of its representatives, except for its or their own gross negligence or willful misconduct.
8.5.    Lender’ Fees and Expenses. In case of any Event of Default or Unmatured Event of Default hereunder, Borrower shall pay Lender’s reasonable fees and expenses including, without limitation, reasonable attorneys’ fees and expenses, in connection with the enforcement of this Agreement or the other Transaction Documents, provided such fees and expenses are not incurred to achieve a result inconsistent with 12 C.F.R. § 250.166.
9.    MISCELLANEOUS.
9.1        Release; Indemnification. Borrower hereby releases Lender and its Affiliates from any and all causes of action, claims or rights which Borrower may now or hereafter have for, or which may arise from, any loss or damage in connection with (a) any failure of Lender to protect, enforce or collect in whole or in part any of the Facility and (b) any other act or omission to act on the part of Lender, its Affiliates in connection with the Facility and any other transactions contemplated by the other Transaction Documents, except in each instance for willful misconduct, gross negligence or a breach of the Transaction Documents by Lender. Borrower shall indemnify, defend and hold Lender and its Affiliates harmless from and against any and all losses, liabilities, obligations, penalties, claims, fines, demands, litigation, defenses, costs, judgments, suits, proceedings, actual damages, disbursements or expenses of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) which may at any time be either directly or indirectly imposed upon, incurred by or awarded against Lender or any of Lender’s Affiliates in connection with, arising from or relating to Lender’s entering into or carrying out the terms of this Agreement or being the holder of the Subordinated Note, unless Borrower establishes that the loss, liability, obligations, penalty, claim, fine, demand, litigation, defense, cost, judgment, suit, proceeding, damage, disbursement or expense arose primarily by reason of Lender’s or any of Lender’s Affiliates’ willful misconduct or gross negligence.
9.2.    Prohibition on Assignment. Borrower may not assign, transfer or delegate any of its rights under this Agreement or the Subordinated Note without the prior written consent of Lender.
9.3.    Time of the Essence. Time is of the essence with respect to every provision of this Agreement.
9.4.    Waiver or Amendment. No waiver or amendment of any term, provision, condition, covenant or agreement herein contained shall be effective unless set forth in a writing signed by Lender, and any such waiver or amendment shall be effective only to the extent set forth in such writing. No failure to exercise or delay in exercising, by Lender or any holder of the Subordinated Note, of any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof, or the exercise of any other right or remedy provided by law. The rights and remedies provided in this Agreement are cumulative and not exclusive of any right or remedy provided by law or equity. No notice or demand on Borrower in any case shall, in itself, entitle

Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Lender to any other or further action in any circumstances without notice or demand. No consent or waiver, expressed or implied, by Lender to or of any breach or default by Borrower in the performance of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance of the same or any other obligations of Borrower hereunder. Failure on the part of Lender to complain of any acts or failure to act or to declare an Event of Default, irrespective of how long such failure continues, shall not constitute a waiver by Lender of rights hereunder or impair any rights, powers or remedies on account of any breach or default by Borrower.
9.5.    Severability. Any provision of this Agreement which is unenforceable or invalid or contrary to law, or the inclusion of which would adversely affect the validity, legality or enforcement of this Agreement, shall be of no effect and, in such case, all the remaining terms and provisions of this Agreement shall subsist and be fully effective according to the tenor of this Agreement the same as though any such invalid portion had never been included herein. Notwithstanding any of the foregoing to the contrary, if any provisions of this Agreement or the application thereof are held invalid or unenforceable only as to particular persons or situations, the remainder of this Agreement, and the application of such provision to persons or situations other than those to which it shall have been held invalid or unenforceable, shall not be affected thereby, but shall continue valid and enforceable to the fullest extent permitted by law.
9.6.    Usury; Revival of Liabilities. The parties hereto intend to conform strictly to applicable usury laws as in effect from time to time during the term of the Facility. Accordingly, if the transaction contemplated hereby would be usurious under applicable law (including the laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable), then, in that event, notwithstanding anything to the contrary in this Agreement or the Subordinated Note, Borrower and Lender agree that the aggregate of all consideration that constitutes interest under applicable law that is contracted for, charged or received under or in connection with this Agreement shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited to Borrower by Lender (or if such consideration shall have been paid in full, such excess refunded to Borrower by Lender). To the extent that Lender receives any payment on account of Borrower’s Liabilities and any such payment(s) and/or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, subordinated and/or required to be repaid to a trustee, receiver or any other Person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment(s) or proceeds received, Borrower’s Liabilities or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment(s) and/or proceeds had not been received by Lender and applied on account of Borrower’s Liabilities; provided, however, if Lender successfully contests any such invalidation, declaration, set aside, subordination or other order to pay any such payment and/or proceeds to any third party, the revived Borrower’s Liabilities shall be deemed satisfied.
9.7.    Notices. Any notice which any party hereto may be required or may desire to give hereunder shall be deemed to have been given if in writing and if delivered personally, or if mailed,

postage prepaid, by United States registered or certified mail, return receipt requested, or if delivered by a responsible overnight courier, addressed:

if to Borrower:	Enterprise Bancorp, Inc.
222 Merrimack Street
Lowell, MA 01850
Attention: Chief Executive Officer

if to Lender:

or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice, provided that no change in address shall be effective until seven (7) days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, five (5) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier.
9.8.    Successors and Assigns. This Agreement shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns except that, unless Lender consents in writing, no assignment made by Borrower in violation of this Agreement shall be effective or confer any rights on any purported assignee of Borrower. For purposes of this Section 9.8 a successor-in-interest of Borrower by means of an acquisition, merger, consolidation or similar transaction shall not require approval of Lender.
9.9.    No Joint Venture. Nothing contained herein or in any document executed pursuant hereto and no action or inaction whatsoever on the part of a Lender, shall be deemed to make Lender a partner or joint venturer with Borrower.
9.10.    Documentation. All documents and other matters required by any of the provisions of this Agreement to be submitted or furnished to Lender shall be in form and substance reasonably satisfactory to Lender.
9.11.    Entire Agreement. This Agreement and the other Transaction Document along with the Exhibits thereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof and may not be modified or amended in any manner other than by supplemental written agreement executed by the parties hereto. No party, in entering into this Agreement, has relied upon any representation, warranty, covenant, condition or other term that is not set forth in this Agreement or in the other Transaction Document.
9.12.    Choice of Law. This Agreement shall be governed by and construed in accordance with the internal laws of The Commonwealth of Massachusetts. Nothing herein shall be deemed to limit any rights, powers or privileges which Lender may have pursuant to any law of the United States of America or The Commonwealth of Massachusetts or any rule, regulation or order of any department or agency thereof and nothing herein shall be deemed to make unlawful any transaction or conduct by Lender which is lawful pursuant to, or which is permitted by, any of the foregoing.
9.13.    Legal Reimbursement. If any attorney is engaged by Lender to enforce or defend any provision of this Agreement and the Subordinated Note, or as a consequence of any Event of Default, with or without the filing of any legal action or proceeding, then Borrower shall pay to Lender immediately upon demand all reasonable attorneys’ fees and expenses, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance owing hereunder as if such unpaid attorneys’ fees and expenses had been added to the principal.
9.14.    No Third Party Beneficiary. This Agreement is made for the sole benefit of Borrower and Lender, and no other person shall be deemed to have any privity of contract hereunder nor any right to rely hereon to any extent or for any purpose whatsoever, nor shall any other person have any right of action of any kind hereon or be deemed to be a third party beneficiary hereunder.
9.15.    Legal Tender of United States. All payments hereunder shall be made in coin or currency which at the time of payment is legal tender in the United States of America for public and private debts.
9.16.    Captions; Counterparts. Captions contained in this Agreement in no way define, limit or extend the scope or intent of their respective provisions. This Agreement may be executed by facsimile and in any number of counterparts and by different parties hereto in separate counterparts (including an email transaction of an executed counterpart of this Agreement), each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.
9.17.    Knowledge; Discretion. All references herein to Borrower’s Knowledge shall be deemed to refer to the Knowledge of the directors and the Chief Executive Officer and the Chief Financial Officer of Borrower and Bank. Unless specified to the contrary herein, all references herein to an exercise of discretion or judgment by Lender, to the making of a determination or designation by Lender, to the application of Lender’s discretion or opinion, to the granting or withholding of Lender’s consent or approval, to the consideration of whether a matter or thing is satisfactory or acceptable to Lender, or otherwise involving the decision making of Lender, shall be deemed to mean that Lender shall decide using the reasonable discretion or judgment of a prudent lender.
9.18.    Waiver Of Right To Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THIS AGREEMENT OR THE SUBORDINATED NOTE, OR ANY OTHER STATEMENTS OR ACTIONS OF BORROWER OR LENDER. BORROWER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS

WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL. BORROWER FURTHER ACKNOWLEDGES THAT (A) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, (B) THIS WAIVER HAS BEEN REVIEWED BY BORROWER AND BORROWER’S COUNSEL AND IS A MATERIAL INDUCEMENT FOR LENDER TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENT AND (C) THIS WAIVER SHALL BE EFFECTIVE AS TO EACH OF SUCH TRANSACTION DOCUMENTS AS IF FULLY INCORPORATED THEREIN.

{Signatures appear on following page}

IN WITNESS WHEREOF, the parties hereto have caused this Subordinated Note Purchase Agreement to be executed under seal by their duly authorized representatives as of the date first above written.

ENTERPRISE BANCORP, INC.
_________________________________ Witness	By:	/s/ John P. Clancy, Jr.
Name: John P. Clancy, Jr. Title: Chief Executive Officer

_________________________________ Witness	By:	_________________________________ Name: Title: